For Immediate Release
---------------------
Monday, April 10, 2006

For further information contact:
John S. Cooper
President and Chief Executive Officer
Portec Rail Products Inc.
(412) 782-6000 x201

Press Release

Portec Rail Products, Inc. Appoints New Chief Financial Officer

PITTSBURGH,  PA,  Monday,  April 10, 2006 - Portec Rail Products,  Inc.  (NASDAQ
National Market "PRPX") President and Chief Executive Officer John Cooper announced that John Pesarsick has been appointed as Chief Financial Officer for Portec Rail Products, Inc. effective immediately. John has been the Corporate Controller at Portec Rail since April 2005 and prior to that, held several other positions in Corporate Accounting since joining the Company in August 2003. Prior to joining Portec Rail, he served as a Regional Assistant Controller with NCS Healthcare, Inc. John is a CPA and has held Accounting positions at several companies including Precise Technology, Inc. and Mellon Bank Corporation, after beginning his career in the public accounting industry with Ernst and Young, LLP. John received his Bachelor's degree in Accounting from Robert Morris University in 1988, and he and his wife, Diane, have two daughters and are native Pittsburghers.

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly-owned subsidiary in the United Kingdom with operations in Wrexham, Wales, Leicester, England and Stone, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.